UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________________

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
September 5, 2012 (September 5, 2012)

iMETRIK M2M SOLUTIONS INC.
(Exact name of registrant as specified in its charter)

NEVADA
(State or other jurisdiction of incorporation)

000-54093
(Commission File No.)

3450 St. Denis, Suite 202
Montreal, Quebec, Canada   H2X 3L3
(Address of principal executive offices and Zip Code)

(514) 904-2333
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 7.01         REGULATION FD DISCLOSURE.

On September 5, 2012, we announced the following:

An Overview of iMetrik M2M Solutions Inc. (IMEK – OTCQB)

iMetrik Solutions, Inc. (OTCQB:IMEK) is now well positioned to start making much more noise with the all-in-one M2M solution it has developed.  M2M applications consist of communications between a sensor that takes readings and monitors specific parameters and another device that collects and transmits the data to the interested party.  The data could be temperature, condensation, speed, pressure, fluid levels, amperage, elevation, etc.  Simply put, M2M collects and transmits data from anything to anywhere.

Breaking Down Barriers

The company has recently unveiled the first truly plug-and-play M2M solution.  IMEK has spent years integrating the sensors, the gateways, the network and the software to develop its technology as a new gold standard for simplicity and superiority in M2M applications.

Strategic Partners for Rapid Growth

Having completed testing and certification, iMetrik's all-in-one solution is poised to hit the market in a big way. In addition to the extensive distribution network of it sensor manufacturing partner, Monnit, it has already reached an agreement with Metropolitan Industries, one of the leading sump-pump manufacturers in the United States. Partnering with two leaders in their respective industries such as Monnit and Metropolitan should give iMetrik the type of market exposure that most small companies can only dream of.

iMetrik represents the solution to the key problem of complexity that has limited the adoption and expansion of M2M usage worldwide.

ITEM 9.01         FINANCIAL STATEMENTS AND EXHIBITS.

Exhibit	Document Description

99.1	Press release dated September 5, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated this 5th day of September, 2012.

iMETRIK M2M SOLUTIONS INC.

BY:	MICHEL ST-PIERRE
Michel St-Pierre
President, Principal Executive Officer, Principal Financial Officer, Principal Accounting Officer, Secretary, Treasurer and sole member of the Board of Directors